Filed Pursuant to 424(b)(3)

Registration No. 333-121121

Supplement to the Prospectus Dated March 28, 2005

On April 11, 2005, North Penn Bancorp, Inc. announced the resignation of its Controller, John B. Errico, effective April 22, 2005. Mr. Errico serves as the Company’s principal accounting officer. Mr. Errico has resigned to pursue a position outside of the banking industry. The Company has commenced a search process to identify and retain a chief financial officer.

April 11, 2005

Date of Prospectus Supplement